Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in The Washington Post Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
June 24, 2013